Exhibit 10.5

LICENSE AGREEMENT

This LICENSE AGREEMENT (“Agreement”) is entered into this 20th day of June, 2003, by and between Webzen Inc, a corporation duly organized and existing under the laws of Republic of Korea (“Korea”) and having its principle office at 6F, Daelim Acrotel, 467-6, Dogok-Dong, Kangnam-Gu, Seoul 135-971, Korea (“WEBZEN” or “Licensor”), and New Era Online Co. Ltd., existing under the laws of the of Thailand and having its principle office at 128/279-280, 26th Floor, Payatai Plaza Building, Phyathai Road, Kwaeng Thung-Phyathai, Khet Rajthavee, Bangkok 10400, Thailand (“New Era” or “Licensee”)(individually referred to as a “Party” and collectively referred to as the “Parties”).

WITNESSETH

WHEREAS, WEBZEN has developed and currently markets certain online game under the name “MU” (“Software”), the commercial 3D online game;

WHEREAS, NEW ERA is a corporation that engages in sales, distribution and online game operation of games; and

WHEREAS, WEBZEN wishes to license to NEW ERA and NEW ERA wishes to license from WEBZEN the Software, for the effective term in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Parties hereby agree as follows:

1.	Definitions

1.1	“Confidential Information” shall have the meaning ascribed in clause 11.

1.2	“Deliverable” shall mean such deliverable, including Documentation (as defined below), as is required to be delivered to Licensee by Licensor in relation to the Software in executable version.

1.3	“Derivative Works” shall mean: (i) for material subject to copyright, registered or unregistered design protection, any work which is based on one or more pre-existing works of the Software, such as revision, modification, improvement, upgrades, translation, abridgment, condensation, expansion, collection, compilation or any other form in which such pre-existing works may be recast, transformed or adapted; and (ii) for material subject to trade secret protection, any new material, information or data relating to and derived from the Software, including new material which may be protected by copyright, patent or other proprietary right, and, with respect to each of the above, the preparation and/or use of which, in the absence of this Agreement or other authorization from the owner, would constitute infringement under applicable law.

1.4	“Documentation” shall mean guides, instruction manuals and other documents, whether in written or machine-readable form updated and issued by Licensor from time to time for Licensee’s use of the Software.

1.5	“Effective Date” shall mean the date the Software license is effectively granted subject to the terms and conditions of this Agreement, after the full satisfaction of the considerations as set forth in clause 4.1 (b) and (c) below.

1.6	“Execution Date” shall mean the date this Agreement is entered into by and between the Parties, through authorized signing hereof.

1.7	“Intellectual Property Right” shall mean all intellectual property rights worldwide arising under statutory or common law, and whether or not perfected, including without limitation all: (i) patents, patent applications and patent rights; (ii) rights associated with works of authorship including copyrights, copyright applications, copyright registrations, mask work rights, mask work applications, mask work registrations; (iii) rights relating to the protection of trade secrets and confidential information; (iv) any right analogous to those set forth in this clause 1.7 and any other proprietary rights relating to intangible property; and (v) divisions, continuations, renewals, re-issues and extensions of the foregoing (as and to the extent possible) now existing, hereafter filed, issued or acquired.

1.8	“Localized Versions” shall have the meaning ascribed in clause 2.1.

1.9	“Software” shall mean the “MU” (in executable version only), the first commercial 3D online game in Korea, including all programs, algorithms, techniques, processes, methods, know-how and other information comprised therein and the Documentation.

1.10	“Territory” shall mean Thailand

1.11	“USD” shall mean United States Dollars

2.	Grant of License

2.1	Subject to the terms and conditions contained herein starting on the Effective Date, Licensor hereby grants NEW ERA as the Licensee of an exclusive and non-transferable license, for NEW ERA to use Software for the following purposes:

(a)	to translate into and generate localized versions of the Software (“Localized Versions”) for marketing and operation within the Territory (but not including versions with English interface, subject further to clause 2.3);

(b)	to market and operate the Localized Versions within the Territory, which the computer servers for each of the Localized Versions shall be located;

(c)	to provide the online game operation to customers

(d)	to further develop, including generation of the Derivative Works, the Software and the Localized Versions; and

(e)	to support the customers located within the Territory.

2.2	Licensor hereby grants to NEW ERA, as the Licensee, an exclusive and nontransferable license to use and modify the Documentation for the purposes stated in clause 2.1.

2.3	In connection with the license set forth in clause 2.1, the trademark owned by Licensor in relation to the Software shall not be hereby licensed to Licensee. It is expressly acknowledged, however, that Licensee may use any trademark, trade name or service mark in connection with marketing and operation of the Localized Versions under the terms of this Agreement.

2.4	Licensee shall not use the Software in any manner or for any purpose not expressly permitted under this Agreement, including but not limited to commercial or pecuniary use thereof, and Licensee shall not distribute, dispose of, disclose or otherwise transfer the Software, in whole or in part, in any medium, to any person or entity without Licensor’s express written consent.

2.5	Licensee shall not have the right to sublicense the licenses granted to it hereunder.

3.	Delivery

Promptly upon Effective Date of this Agreement, Licensor shall deliver the Deliverable and initial Documentation to Licensee, as soon as the initial considerations under clause 4 below have been satisfied. The receipt of such Deliverable and initial Documentation by the Licensee shall be confirmed by the notice of confirmation to be sent by the Licensee to Licensor. Notwithstanding such notice of confirmation, the Deliverable and initial Documentation shall be deemed to have been delivered on the seventh business day after the date of posting (if sent by prepaid post) in accordance with clause 14.2 paragraph (b) below.

4.	Consideration

4.1	License Conditions and Consideration of WEBZEN to NEW ERA (under this Agreement)

(a)	Exclusive License.

(b)	The amount of USD 200,000 shall be paid to WEBZEN in following terms: USD 100,000 shall be paid to WEBZEN within seven (7) days after the Execution Date of this License Agreement as non-refundable license fee. The half of the contract fee; USD 100,000 shall be paid to WEBZEN within seven (7) days after the Open Beta test Date as non-refundable license fee.

(c)	Running royalty shall be 30% of the sales revenue from the licensed Service of NEW ERA, which shall be paid to WEBZEN in accordance with the paragraph (g) below.

(e)	Sales revenue from the licensed Service of NEW ERA shall meet the minimum guarantee amount (“Minimum Guarantee”) of at least USD 262,500 at six (6) months from the date of commercialization begins, and such Minimum Guarantee shall increase by 10% quarterly. If NEW ERA fails to meet such Minimum Guarantee in sales revenue in two (2) consecutive quarters, then the License shall automatically become a non-exclusive license and the WEBZEN may simultaneously grant the License to any third party that it wishes.

(f)	If NEW ERA fails to meet the Minimum Guarantee, for more than one (1) years, such failure shall be construed as a material breach and the WEBZEN may terminate the License.

(g)	The running royalty, as set forth in the paragraph (d) above, shall be paid to WEBZEN monthly, on the fifteenth (15th) day from the last day of each month through wire-transfer to the bank that WEBZEN designates for such payments.

(h)	In case of delay in payment, a penalty of 3% of the due amount shall be accrued and added to the due amount from the due date to the payment date. Such delay in payment shall not exceed twenty (20) days.

(i)	After the delay of payment for more than twenty (20) days, such delay shall constitute a breach of material term.

4.2	Any taxes except the withholding tax, charges or other dues payable in connection with the payment of the royalty shall be borne by Licensee. NEW ERA shall pay the running royalty less the withholding tax to WEBZEN.

4.3	Licensee shall maintain regular complete, clear, accurate records of the sales reports and market reports regarding the Licensee’s use of the Software every quarter. Licensor shall have the right to have an inspection and audit of all the relevant accounting and sales books and records of Licensee conducted by an independent third party to examine such Licensee’s books and records in order to verify the compliance once per year. Any such audit shall be upon reasonable written notice and shall be conducted during normal business hours and Licensor will bear the cost of such audit. However, if any such audit should disclose any underreporting of payments due, Licensee shall promptly pay Licensor such amounts, including applicable interest. If the underreporting exceeds 5% of the amount due for any applicable calendar quarter, Licensee shall bear the cost of such audit.

4.4	All payments shall be made in US$.

5.	Title and Ownership

Title to and ownership of the Software and all Intellectual Property Rights embodied or incorporated therein or any part thereof shall at all times remain with Licensor, subject only to the rights granted to Licensee under this Agreement.

6.	Derivative Works

Any Derivative Works created or invented based on the Software or any Intellectual Property Rights embodied or incorporated in such Derivative Works or any part thereof, shall be exclusively owned by Licensor.

7.	Training and Technical Assistance

7.1	Licensor shall permit Licensee’s suitably qualified employees to visit Licensor’s premises for the purpose of receiving training in the technique and process used by Licensor for the Software at no charge for two (2) months from the Effective Date, after such two (2) months period, the technical assistance fee as set by the Parties shall be charged. The first of such training shall take place as soon as practicable upon execution of this Agreement. Thereafter, training shall be provided by Licensor at the reasonable request of Licensee.

7.2	From time to time during the term of this Agreement, at the reasonable request of Licensee, Licensor shall provide technical services to Licensee to assist the latter in the use of the Software, by telephone or e-mail, in writing, or by any other means agreed between the Parties, or, if reasonably required, by a visit to Licensee’s premises.

7.3	In the event Licensee’s employees should visit Licensor’s premises under clause 7.1, Licensee shall bear the entire cost of salaries, fringe benefits, traveling, accommodation and other expenses of its employees who so visit Licensor’s premises.

7.4	Any technical assistance provided by Licensor under clause 7.2 shall be subject to Licensee’s payment of reasonable man-hour charges incurred by Licensor in relation to the provision of such technical assistance, the amount of which shall be agreed to by the Parties in advance of each occurrence of technical assistance. Further, in the event Licensor’s employees shall visit Licensee’s premises under clause 7.2, Licensee shall: (i) reimburse Licensor the entire cost of traveling, accommodation and other reasonable expenses incurred by Licensor’s employees; and (ii) provide Licensor all necessary assistance to obtain any visa, work permit, or other approval required for entering into and working in the country of Licensee’s premises by Licensor’s employees.

7.5	In relation to the dispatch of its employees to the premises of the other Party under this clause 7, each Party shall:

(a)	ensure that its employees comply with all security, health and safety and other regulations which apply to or are in force at those premises; and

(b)	indemnify the other Party against any damage to the property of the other Party for any personal injury to any individual which is caused by the negligent act or omission of any such employees at the other Party’s premises.

8.	Development and Other Services by Licensor

From time to time during the term of this Agreement, Licensee may request Licensor to implement and develop for Licensee certain feature and/or functionality in relation to the Localized Versions and the licenses granted hereunder. In such event, Licensor shall perform the requested implementation and development subject to Licensee’s payment of reasonable expenses incurred by Licensor as shall be mutually agreed to. Any software, program, process, method, technique, material, information or data arising out of such implementation or development shall be deemed Derivative Works created or invented by Licensor as set forth in clause 6.

9.	Warranty

9.1	Licensor warrants to Licensee that:

(a)	the Software has been originally developed by or for Licensor and Licensor is entitled to grant the licenses granted hereunder;

(b)	the Software will in all material respects comply with Licensor’s specifications made known to Licensee current at the date of provision to Licensee; and

(c)	to the best of its knowledge, the Software does not infringe upon any third party’s Intellectual Property Rights and that it has not been notified of nor does it currently anticipate the possibility of such infringement.

9.2	Notwithstanding the foregoing, Licensor shall have no liability for consequences of any changes to the Software made otherwise than by Licensor, and Licensor shall have no obligation to correct, maintain or update any part of the Software which has been the subject of any such change.

10.	Indemnity

Licensor shall indemnify, hold harmless, and at Licensee’s request, defend Licensee and its directors, officers, employees, agents and independent contractors from and against any loss, damage, liability, cost and expenses (including court costs and reasonable fees of attorneys and other professionals) arising out of or resulting from any third party claim that the Software infringes upon Intellectual Property Rights of any third party; provided that Licensee shall: (i) promptly notify Licensor in writing of such claim or action and permit Licensor to answer the charges of infringement and defend such claim or action; and (ii) provide Licensor with information, assistance and authority, at Licensor’s expense, to enable Licensee to defend such claim or action; provided further that Licensor shall not settle such claim or action without the prior written consent of Licensee.

11.	Confidentiality

11.1	Licensor and Licensee acknowledge that in the course of performing this Agreement, each of them will obtain information from the other Party that is confidential and proprietary in nature, including without limitation trade secrets, know-how, inventions, techniques, processes, programs, designs, software, documents and date (“Confidential Information”). Each Party shall at all times, both during the term and for three (3) years after termination of this Agreement, maintain in strict confidence all Confidential Information and not disclose such to any third party without prior written consent of the other Party.

11.2	The obligation of confidentiality under clause 11.1 shall not apply to Confidential Information if:

(a)	it was in the public domain at the time of disclosure by a Party;

(b)	it became known to the receiving Party from a source other than the disclosing Party without breach of this Agreement;

(c)	it was independently developed by the receiving Party; or

(d)	disclosure is required under applicable law, regulation or court decision or order.

12.	Term and Termination

12.1	Term

This Agreement shall become effective as of the Effective Date hereof and continue in full force and effect for two (2) years after the commercial service of MU begins, unless terminated in accordance with the provisions of clause 12.2 below. The agreement is renewal for another 2 years subject to the satisfactory performance of NEW ERA as determined by WEBZEN during the term of the agreement.

12.2	Termination

Each Party shall have the right to terminate this Agreement by giving a written notice to the other Party in the following circumstances:

(a)	when the other Party breaches any material term of this Agreement, and such breach is not cured within thirty (30) days of written notice thereof from the non-breaching Party;

(b)	when the other Party becomes bankrupt or is the subject of proceedings for liquidation or dissolution, or ceases to carry on business, or becomes unable to pay its debts as they become due;

(c)	when a majority ownership interest of the other Party has been sold, assigned or otherwise transferred to a third party which is in competition with the Party;

(d)	if the conditions or consequences of Force Majeure prevails for a period in excess of six (6) months with the result of major impairment to the performance by the other Party of its obligations hereunder, and the Parties have been unable to find an equitable solution thereof.

12.3	Consequences of Termination

(a)	Upon termination of this Agreement due to Licensee’s breach of any material term hereof, all licenses and other rights granted to Licensee shall automatically terminate and Licensor will be released from all obligations and liabilities occurring or arising after the date of such termination.

(b)	Upon termination of this Agreement due to Licensor’s breach of any material term hereof, all licenses and rights granted to Licensee shall survive such termination.

(c)	The Licensee’s obligation to make payment of any unpaid royalty due at the time of the termination as well as the provisions of clauses 5, 6, 9, 10, 11, 12.3, and 13 shall survive any termination of this Agreement.

(d)	Termination of this Agreement for breach by a Party of any material term hereof shall be without prejudice to the non-breaching Party’s right to pursue all available remedies at law or in equity.

13.	Governing Law and Dispute Resolution

13.1	The validity, interpretation and performance of this Agreement, shall be governed by the laws of Republic of Korea.

13.2	Any dispute, which cannot be resolved by amicable consultation within reasonable time, shall be finally settled by arbitration to be conducted in accordance with the then effective Rules of Conciliation and Arbitration of the International Chamber of Commerce (“ICC”). The arbitration proceeding shall take place in Singapore and be conducted in the English language. The arbitral award shall be final and binding on the Parties and may be enforced by any court having competent jurisdiction over any of the Parties hereto. Notwithstanding the foregoing, any Party may seek from a court of law injunctive relief pending the rendition of the arbitral award.

14.	Miscellaneous Provisions

14.1	Force Majeure

Subject to the provisions of paragraph (d) of clause 12.2 neither Party shall be liable to the other Party for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by riot, civil commotion, hostilities between nations, law, governmental order or regulation, embargo, action by a government or any agency thereof, Act of God, storm, fire, accident, strike, sabotage, explosion or other similar contingencies which are beyond the reasonable control of such Party.

14.2	Notices and Deliverable

(a)	All notices, consents, approvals or other formal communications required of the Parties hereto by this Agreement shall be in writing. All such communications shall be delivered by hand or by facsimile transmission or prepaid post, addressed to the other Party at the following address or at such other address as has been notified by a Party. Such communications shall be deemed to have been delivered at the time of delivery (if delivered by hand), at the time of transmission (if served by facsimile) or on the seventh business day after the date of posting (if served by prepaid post).

To WEBZEN

Address:	6F, Daelim Acrotel, 467-6, Dogok-Dong, Kangnam-

Gu, Seoul 135-971, Korea

Attention:	Yooshin, Park
Facsimile:	82-2-2057-2568

To NEW ERA

Address:	128/279-280, 26th Floor, Payatai Plaza Building,

Phyathai Road, Kwaeng Thung-Phyathai, Khet

Rajthavee, Bangkok 10400, Thailand

Attention:	Alan Teo
Facsimile:	662-216-5449

(b)	Deliverables and Documentations required to be sent between the Parties shall be delivered by hand or by facsimile transmission or by electronic transmission or prepaid post, addressed to the other Party at the above address or at such other address as has been notified by a Party. Such Deliverables shall be deemed to have been delivered at the time of notice of receipt by the receiving Party or at the time of delivery (if delivered by hand), at the time of transmission (if served by facsimile or by electronic means) or on the seventh business day after the date of posting (if sent by prepaid post).

14.3	Assignment

Neither this Agreement nor any right or obligation hereunder shall be assignable in whole or in part, except as provided hereunder, whether by operation of law or otherwise, by either Party without the prior written consent of the other Party.

14.4	Modification and Amendment

No modification, change or amendment of this Agreement shall be binding upon the Parties hereto except by mutual express consent in writing of subsequent date signed by an authorized officer or representative of each of the Parties hereto.

14.5	Non-waiver

No waiver by any Party at any time of any breach of any of the terms and conditions of this Agreement shall be interpreted as any waiver of any other or subsequent breach, whether of the same or of any other terms and conditions of this Agreement.

14.6	Entire Agreement

All of the agreements and understandings between the Parties with reference to the subject matter of this Agreement are embodied herein, and this Agreement supersedes all prior agreements and understandings between them with reference to such subject matter.

14.7	Severability

If any provision hereof is found invalid or unenforceable under applicable laws, the remainder of this Agreement shall nevertheless remain valid and enforceable according to its terms.

14.8	Successors and Assigns

This Agreement shall be binding upon, and inure to the benefit of, each Party and its successors and assigns. Nothing contained in this Agreement, express or implied, shall be deemed to confer any right or remedy upon any Party against, or obligate any Party to, any person or entity other than the Parties.

14.9	Language and Counterparts

This Agreement has been executed in two (2) copies, both with equal force and effect, in the English language.

14.10	Effectiveness of License

After the execution of this Agreement by and Between the Licensor and NEW ERA, this Agreement shall be effective by and between the Licensor and NEW ERA.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives on the day and year first above written.

WEBZEN		NEW ERA

By:	/S/ Nam-Ju Kim	By:	/S/ Alan Teo

Name:	Nam-Ju Kim	Name:	Alan Teo
Title:	CEO	Title:	Managing Director